UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2011, Tesoro Corporation (the “Company” or “Tesoro”) amended and restated the Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) dated May 11, 2007 (as amended, the Fifth Amended and Restated Credit Agreement or the “Amended and Restated Credit Agreement”) with a syndicate of banks and financial institutions, including JPMorgan Chase Bank as administrative agent. The Amended and Restated Credit Agreement provides for total available revolving capacity of $1.85 billion and allows for the Company to request that the capacity be increased up to an aggregate of $2.25 billion, subject to receiving increased commitments from the lending group.  The Amended and Restated Credit Agreement is guaranteed by substantially all of Tesoro’s active domestic subsidiaries, excluding any entities related to Tesoro Logistics LP.  The Amended and Restated Credit Agreement is secured by substantially all of the petroleum inventory, cash and receivables of the Company's active domestic subsidiaries. Consistent with the Credit Agreement, borrowings available under the Amended and Restated Credit Agreement are up to the total available revolving capacity or the amount of a periodically adjusted borrowing base, consisting of Tesoro’s eligible cash and cash equivalents, receivables and petroleum inventories as defined less a standard reserve of $50 million (subject to adjustment if the fixed charge coverage ratio is less than 1.0).

The Amended and Restated Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on March 16, 2016, unless the Company does not (a) refinance or pay in full, the Company's 6¼% notes due November 2012 on or prior to the stated maturity date, or (b) refinance or pay in full, the Company's 6⅝% notes due November 2015 on or prior to the stated maturity date, at which point the Amended and Restated Credit Agreement would be immediately terminated.

Borrowings bear interest at either a base rate (3.25% at March 16, 2011) or a Eurodollar rate (0.25% at March 16, 2011 (1M LIBOR)), plus an applicable margin. The applicable margin at March 16, 2011, was 1.75% in the case of the Eurodollar rate but varies based upon revolver availability and credit ratings. The annual rate of commitment fees also varies based on credit ratings and ranges from 0.375% to 0.50%.  At March 16, 2011, the annual rate of commitment fees was 0.375%.

The Amended and Restated Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict the Company's ability (as well as those of the Company's subsidiaries) to:

•      pay dividends and make other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;
•      incur additional indebtedness and issue preferred stock;
•      sell assets unless the proceeds from those sales are used to repay debt or are reinvested in our business;
•      incur liens on assets to secure certain debt;
•      engage in certain business activities;
•      make certain payments and distributions from our subsidiaries;
•      engage in certain mergers or consolidations and transfers of assets; and
•      enter into transactions with affiliates.

Tesoro is also required to maintain specified levels of fixed charge coverage and tangible net worth.   The foregoing description of the Amended and Restated Credit Agreement is summary in nature and is qualified in its entirety by reference to the Fifth Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	10.1	Fifth Amended and Restated Credit Agreement dated as of March 16, 2011.
10.2	Amended and Restated Security Agreement dated as of March 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2011

TESORO CORPORATION
By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Senior Vice President, Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1	Fifth Amended and Restated Credit Agreement dated as of March 16, 2011.
10.2	Amended and Restated Security Agreement dated as of March 16, 2011.